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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                     FIRST OF MICHIGAN CAPITAL CORPORATION
                                       AT
                              $15.00 NET PER SHARE
                                       BY
                             FMCC ACQUISITION CORP.
                      AN INDIRECT WHOLLY OWNED SUBSIDIARY
                                       OF
                         FAHNESTOCK VINER HOLDINGS INC.

THE   OFFER  AND   WITHDRAWAL  RIGHTS  WILL   EXPIRE  AT   12:00  MIDNIGHT,  NEW
YORK CITY  TIME, ON  WEDNESDAY, JULY  16, 1997,  UNLESS THE  OFFER IS  EXTENDED.

                                                                   June 18, 1997

TO BROKERS, DEALERS, BANKS,
  TRUST COMPANIES AND OTHER NOMINEES:
     We are enclosing the materials listed below relating to the offer by FMCC Acquisition Corp., a Delaware corporation (the 'Purchaser'), and an indirect wholly owned subsidiary of Fahnestock Viner Holdings Inc., an Ontario corporation ('Holdings'), to purchase all outstanding shares of Common Stock, $.10 par value per share (the 'Shares'), of First of Michigan Capital Corporation, a Delaware corporation (the 'Company'), at a purchase price of $15.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase, dated June 18, 1997 (the 'Offer to Purchase'), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the 'Offer') enclosed herewith. The Purchaser has been formed by Holdings in connection with the Offer and the transactions contemplated thereby. The Offer is being made in connection with the Tender Offer Agreement dated as of June 11, 1997 (the 'Tender Offer Agreement'), among the Purchaser, the Company, DST Systems Inc. and 1888 Limited Partnership. Holders of Shares whose certificates for such Shares (the 'Certificates') are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary or complete the procedures for book-entry transfer prior to the Expiration Date (as defined in 'TENDER OFFER -- Terms of the Offer' of the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in 'TENDER OFFER -- Procedure for Tendering Shares' of the Offer to Purchase.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

          1. The Offer to Purchase, dated June 18, 1997.

          2. A Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender the Shares.

          3. The Notice of Guaranteed Delivery for Tender of Shares to be used to accept the Offer if following the guaranteed delivery procedures set forth in 'TENDER OFFER -- Procedure for Tendering Shares' of the Offer to Purchase.

          4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name, with space provided for obtaining such clients' instructions with regard to the Offer.

          5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

          6. A return envelope addressed to The Bank of New York (the 'Depositary').

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JULY 16, 1997, UNLESS THE OFFER IS EXTENDED.



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     Please note the following:

          1. The tender price is $15.00 per Share, net to the seller in cash, without interest.

          2. The Board of Directors of the Company has unanimously approved the Offer, subject to receipt of a fairness opinion.

          3. The Offer is being made for all of the outstanding Shares.

          4. The Offer is conditioned upon, among other things, any waiting period under the HSR Act (as defined in the Offer to Purchase) applicable to the purchase of Shares pursuant to the Offer having expired or having terminated prior to the expiration of the Offer.

          5. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Wednesday, July 16, 1997, unless extended by the Purchaser (the 'Expiration Date').

          6. Any stock transfer taxes applicable to a sale of Shares to the Purchaser will be paid by or on behalf of the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     In order to take advantage of the Offer, (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal should be sent to the Depository, and (ii) Certificates representing the tendered Shares or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) should be delivered to the Depositary in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their Certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in 'TENDER OFFER -- Procedure for Tendering Shares' of the Offer to Purchase.

     None of Purchaser, Holdings or any officer, director, stockholder, agent or other representative of Purchaser or Holdings will pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to Beacon Hill Partners, Inc., the Information Agent for the Offer, at 90 Broad Street, 20th Floor, New York, New York 10004, (212) 843-8500 or (800) 705-5001
or Fahnestock & Co., 110 Wall Street, 9th Floor, New York, New York 10015, (212) 668-8000 (call collect).

     Requests for copies of the enclosed materials may be directed to the Information Agent at its address and telephone number above.

                                         Very truly yours,

                                         FAHNESTOCK & CO. INC.
                                         110 WALL STREET, 9TH FLOOR
                                         NEW YORK, NEW YORK 10015

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE PURCHASER, HOLDINGS, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

Enclosures


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